Exhibit 10.62
PROMISSORY NOTE
New York, New York

$11,000,000	November 9, 2010
     1. Obligation. FOR VALUE RECEIVED, ARMSTRONG LAND COMPANY, LLC, a Delaware limited liability company (“Armstrong”), and each of the undersigned companies set forth on the signature pages hereto (Armstrong, together with the undersigned companies herein collectively referred to as the “Borrower”), hereby jointly and severally promise to pay to the order of ELK CREEK, L.P., a Delaware limited partnership (the “Lender”), on the earliest to occur of (i) May 31, 2014; (ii) the 91st day after the Patriot Notes (as hereinafter defined) have been repaid in full and the mortgages securing the Patriot Notes have been released, (iii) the effective date upon which any one or more of the Borrower entities, the Lender or any successor to any one or more of the Borrower entities or the Lender registers any class of its securities under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or is required to file periodic reports under Section 15(d) of the 1934 Act, or (iv) any of the events requiring a mandatory prepayment as provided in Section 6 of this Note (such earliest date is herein referred to as the “Maturity Date”), the principal sum of ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000) (the “Loan”), together with interest compounded annually on the unpaid principal amount of the Loan at the rate of 3% per annum (the “Fixed Interest”). Such interest shall accrue on the basis of a 365/366-day year, as applicable, and for the applicable number of days elapsed, and shall be payable at the Maturity Date if not earlier paid by the Borrower. As further consideration for the Loan made by the Lender, the Borrower hereby, jointly and severally, agrees to pay to the Lender at the Maturity Date contingent interest equal to the amount, if any, by which the Revenue Payments calculated in the manner specified on Exhibit A attached hereto exceed the aggregate amount of accrued Fixed Interest on the Note. All past due principal and/or interest shall bear interest at the greater of (i) 4% per annum, compounded annually, or (ii) the applicable federal rate then in effect under Sections 7872(f)(2)(B) and Section 1274(d) of the Internal Revenue Code for a demand loan, and such interest on past due amounts shall be payable daily as it accrues. All payments under this Note shall be made in lawful money of the United States of America and in immediately available funds at the principal office of Yorktown Partners LLC or at such other place in the state of New York as the holder hereof may from time to time designate in writing to the Borrower. Notwithstanding anything to the contrary contained herein, in no event shall the interest or contingent interest payable hereon, whether before or after maturity, exceed the maximum amount of interest which, under applicable law, may be charged hereon to the Borrower.
     2. Option to Acquire Certain of the Subject Assets. As further consideration for the Loan made by the Lender, subject to the repayment by the Borrower of the Patriot Notes in full, the Borrower hereby grants to the Lender the right and option (the “Option”) to purchase an undivided interest in the Subject Assets (as defined in Exhibit A attached hereto) equal to the percentage represented by a fraction, the numerator of which is the aggregate principal amounts advanced and accrued interest, including contingent interest, under this Note, and the denominator of which is the aggregate amounts paid by the Armstrong Entities to repay or repurchase and retire the Patriot Notes in full (the “Interest”) pursuant to the terms and conditions set forth in that certain Option Agreement of even date hereof by and among the Borrower and the Lender; provided, however, the Option and any and all rights created thereunder shall remain subject and subordinate to mortgages securing and the liens created by the Patriot Notes, to all rights of a mortgagee of a mortgage securing the Patriot Notes, and to all renewals, amendments, modifications and extensions thereof, such that the Option shall not constitute an encumbrance on the Subject Assets. The parties further agree that the Option and any rights created thereunder shall be terminated upon any foreclosure sale conducted by mortgagee of a mortgage securing the Patriot Notes, or upon any conveyance of the Subject Assets in lieu of foreclosure and upon such termination shall be of no or force effect as to the aforementioned mortgagee.
     3. Use of Proceeds. The proceeds of the Loan made by the Lender to the Borrower under this Note shall be used solely to (i) repay the Borrower’s obligations under the notes issued by any one or more of the Borrower entities to Patriot Coal Corporation or its affiliates in partial consideration for the purchase by any one or more of the Borrower entities of the Subject Assets, which notes are more particularly described on Exhibit B attached hereto (the “Patriot Notes”) or (ii) repurchase and retire the Patriot Notes.
     4. Events of Default. The Borrower will be deemed to be in default under this Note upon the occurrence of any of the following events (each an “Event of Default”): (i) upon the Borrower’s failure to make any payment under this Note within fifteen (15) days of the date when due, whether at the Maturity Date or otherwise; (ii) the failure of the Borrower to perform any obligation under this Note or the Option Agreement, or upon any other breach by the Borrower of this Note or the Option Agreement that is not cured within thirty (30) days after written notice thereof from the Lender to the Borrower, unless such failure cannot reasonably be cured within such thirty (30) day period, in which event the Borrower shall not be in default hereunder if it commences to cure such failure within such thirty (30) day period and thereafter cures the same with due diligence; (iii) upon the filing regarding the Borrower, or any of them, of any voluntary or involuntary petition for relief under the United States Bankruptcy Code or the initiation of any proceeding under any other liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency or reorganization law or other law for the general relief of debtors, whether federal law of the United States of America or law of any other jurisdiction; or (iv) upon the execution by the Borrower, or any of them, of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of the Borrower’s, or any of their, assets or property.
     5. Acceleration; Remedies On Default. Upon the occurrence of an Event of Default described in Section 4(iii) or 4(iv) above, this Note shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrower. During the continuance of any other Event of Default, the Lender at any time and from time to time may without notice to the Borrower declare any or all of this Note immediately due and payable, and this Note shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice

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or declaration of any kind, all of which are hereby expressly waived by the Borrower. In addition, upon the occurrence of an Event of Default the Lender will have, without limitation of its rights and remedies under this Note or the Option Agreement and may pursue any legal or equitable remedies that are available to it.
     6. Prepayment. Other than mandatory prepayments required pursuant to this Section 6, the Borrower may not voluntarily prepay any portion of the Loan prior to the Maturity Date. The Borrower shall make mandatory prepayments of amounts owed under this Note to the extent of any cash proceeds the Borrower receives on account of (i) any sale of all or substantially all of the assets of the Borrower, or (ii) any merger, consolidation, reorganization or other transaction involving the Borrower after giving effect to which the holders of a majority of the outstanding equity interests (on a fully diluted basis) of the Borrower immediately prior to such transaction will not own a majority of the outstanding equity interests immediately following such transaction. Unless otherwise agreed in writing by the Lender, each payment will be applied to the extent of available funds from such payment in the following order: (A) first to the accrued and unpaid costs and expenses under the Note, (B) then to accrued but unpaid interest, and (C) lastly to the outstanding principal.
     7. Governing Law. The validity, construction and performance of this Note will be governed by the internal laws of the State of New York, excluding that body of law pertaining to conflicts of law.
     8. Attorneys’ Fees; Waivers. If this Note is placed in the hands of an attorney for collection after an Event of Default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, the Borrower and all endorsers, sureties, guarantors and accommodation makers of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder. The Borrower, and each of them, and all endorsers, sureties, guarantors and accommodation makers of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, notice of the acceleration of the maturity of this Note, notice of acceptance of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity, all setoffs and counterclaims and any and all other act event or condition which would otherwise be a defense available to an endorser, surety, guarantor or accommodation maker. No Borrower shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights against another Borrower with respect to any payments it makes under this Note until all of the amounts payable under this Note have been indefeasibly paid and performed in full, and any amounts are paid in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to reduce the amount of this Note. A separate action may be brought against any one or more of the Borrower entities to enforce this Note whether or not any other of the Borrower entities or any other person or entity is joined as a party.

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     9. Due Authorization; No Conflicts. The Borrower represents and warrants to the Lender that: (i) each of them is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) each of them has all power and authority to enter into this Note and that this Note and the transactions contemplated herein have been approved by all requisite action by its directors, members or managers, as applicable, (iii) this Note constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, and (iv) neither the execution, the delivery or performance of this Note conflicts with any applicable law, any organizational document of any of them, or any agreement, judgment, license, order or permit applicable to or binding upon any of them or any of their properties.
[Remainder of this Page Intentionally Left Blank]
[Signature Pages Follow]

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     IN WITNESS WHEREOF, each of the undersigned, by its duly authorized person, has executed this Note as of the date first set forth above.

ARMSTRONG LAND COMPANY, LLC
By:	/s/ J. Hord Armstrong, III
J. Hord Armstrong, III Chief Executive Officer

ARMSTRONG RESOURCES HOLDINGS, LLC
By:	/s/ J. Hord Armstrong, III
J. Hord Armstrong, III
Chief Executive Officer

WESTERN DIAMOND, LLC
By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

WESTERN LAND COMPANY, LLC
By:	/s/ Martin D. Wilson
Martin D. Wilson, Manager

[Signature Page to Promissory Note]

EXHIBIT A
TO PROMISSORY NOTE
REVENUE PAYMENT CALCULATION
     1. Revenue Payment. The Borrower, jointly and severally, agrees to pay a contingent payment (the “Revenue Payment”) in an amount calculated monthly equal to seven percent (7%) of the product of (a) the Sales Price (as hereinafter defined) received by the Borrower, or any of them, for any and all sales of coal derived from the Subject Assets from and after the date of this Note and prior to the Maturity Date) times (b) a fraction, the numerator of which is the principal amount of this Note, and the denominator of which is $100,000,000. The Revenue Payment is not a real property interest in the Subject Assets, but is a contractual right to payments from the Borrower.
     2. Definitions. The following terms shall have the following meanings:
“Sales Price” means, as calculated on a monthly basis, the per ton consideration actually charged by the Borrower for each 2,000 pounds of coal derived from the Subject Assets sold F.O.B. the mine after final preparation and loading without any deduction of preparation and loading costs, transportation costs, sales commissions or selling expenses, discounts, rebates, preparation charges or any other costs or charges whatsoever. In the case of any coal derived from the Subject Assets not sold at arm’s length, sold to an affiliate of the Borrower, consumed by the Borrower or sold for a consideration other than money, the per ton consideration for computing the Sales Price shall be the average sale price for coal of comparable quality under similar contracts, F.O.B. the mine at the time of shipment or consumption without any deduction of preparation and loading costs, transportation costs, sales commissions or selling expenses, discounts, rebates, preparation charges or any other costs or charges whatsoever.
“Subject Assets” means the real property set forth and described on Exhibit A-1 attached hereto.
     3. Borrower’s Duties.
(a)	The Borrower shall keep records of truck scale weights, or river barge dead weight surveys, or railroad car weights, whichever is applicable, together with accurate surveys and progress maps used in conjunction with accepted and recognized engineering methods which shall be taken as the basis for payment of the Revenue Payment. The Borrower shall keep a true and correct record of all coal mined, removed and sold from the Subject Assets and shall permit the Lender or its agents, at all reasonable times, to inspect the records, and perform other practical and reasonable investigations to check the accuracy of the records of the Borrower, at the Lender’s sole cost. The Lender, through its agents, may enter upon the Subject Assets at any reasonable time, subject to all federal, state and local regulations, statutes and ordinances, for the purpose of verifying the quantity of coal removed therefrom.

(b)	The Borrower has a duty to explore, develop, operate and maintain the Subject Assets as would a reasonably prudent operator.
      4. Determination and Payment.
(a)	Interest will accrue on the unpaid principal amount of the Revenue Payment after the date when due at the same rate and computed and payable on the same basis as interest on the Loans.
(b)	As soon as possible, and in any event not less than 30 days prior to the Maturity Date, the Borrower will notify the Lender thereof, and shall promptly provide all information necessary or as may be requested by the Lender to enable the Lender to determine the Revenue Payment. All determinations of the Revenue Payment by the Lender shall be prima facia evidence of the amount thereof. In the event that the Borrower disagrees with the Lender’s determination of the Revenue Payment, the Borrower shall specify in good faith the portion that it disputes, and the undisputed amount thereof shall be paid to the Lender upon the terms set forth in the Note, and the disputed amount shall be placed into escrow with an escrow agent (who shall be a bank or trust company organized under the laws of the United States of any state thereof with capital in excess of $2,000,000,000) to be distributed upon the mutual agreement of the Lender and the Borrower or resolution of the disputed amount by arbitration as provided in paragraph 6 of this Exhibit A. The Lender and the Borrower will negotiate in good faith to resolve the disputed amount, and at any time after 60 days after date that the Revenue Payment was due, either party may require the disputed amount to be resolved by arbitration as provided in paragraph 6. Interest shall accrue on the portion of the disputed amount that is agreed upon or held to have been properly payable.
     5. Treatment of Revenue Payment. The Borrower and the Lender each agree to report the Revenue Payment as interest on its reports or returns for United States federal and state income and franchise taxes purposes.
     6. Arbitration. Any disagreement between the Borrower and the Lender arising hereunder shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association then in effect. A panel of three arbitrators, knowledgeable with the coal industry in the West Kentucky area, shall be named, one to be selected by the Borrower, one to be selected by the Lender, and one to be selected by the other two arbitrators. If the two arbitrators appointed by the Borrower and the Lender cannot agree on the selection of the third neutral arbitrator selection of such arbitrator shall be made by the American Arbitration Association. The non-prevailing party shall be responsible for the reasonable expenses, fees and costs (including, without limitation, reasonable attorney’s fees) incurred by both the Borrower and the Lender in such arbitration. If royalty payments are disputed, then those payments shall be placed by the Borrower in an interest-bearing escrow account to be distributed in accordance with the decision of the arbitrators. With regard to any monetary sum or quantum measurement such as coal tonnages or reserves, the figures determined by each of the arbitrators shall be averaged and the determination which differs most from said average shall be excluded; the remaining two determinations shall then be averaged and such average shall be final and conclusive.
     7. Assignments. Any assignment of this Note, in whole or in part, shall result in an assignment of the Revenue Payment.

EXHIBIT A-1
TO PROMISSORY NOTE
SUBJECT ASSETS
     The Subject Assets shall mean all of the coal reserves and real property described in, and conveyed, demised or otherwise granted in or under the following deeds and instruments, to Western Land Company, LLC and/or Western Diamond, LLC, subject to all rights-of-way, easements, leases, deed and plat restrictions, partitions, severances, encumbrances, licenses, reservations, conveyances and exceptions which are of record as of the date of the exercise of the Option by the Lender, and to all rights of persons in possession, and to physical conditions, encroachments and possessory rights which would be evident from an inspection of the property at such time:
     (i) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond, LLC, dated September 19, 2006, of record in Deed Book 363, page 369, in the Office of the Ohio County Clerk;
     (ii) The Partial Assignment of Coal Mining Lease from Central States Coal Reserves of Kentucky, LLC to Western Diamond, LLC dated September 19, 2006, of record in Deed Book 363, page 428, in the Office of the Ohio County Clerk;
     (iii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond, LLC, dated September 19, 2006, of record in Deed Book 363, page 414, in the Office of the Ohio County Clerk;
     (iv) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond, LLC, dated September 19, 2006, of record in Deed Book 363, page 393, in the Office of the Ohio County Clerk;
     (v) The Corporation Special Warranty Deed from Beaver Dam Coal Company to Western Diamond, LLC, dated September 19, 2006, of record in Deed Book 363, page 403, in the Office of the Ohio County Clerk;
     (vi) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Diamond, LLC, dated May 31, 2007, of record in Deed Book 528, page 284, in the Office of the Muhlenberg County Clerk, and the Deed of Confirmation between Central States Coal Reserves of Kentucky, LLC, Western Diamond, LLC and Armstrong Coal Reserves, Inc., dated September 30, 2007, of record in Deed Book 531, page 205, in the Office of the Muhlenberg County Clerk;
     (vii) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Diamond, LLC, dated May 31, 2007, of record in Deed Book 368, page 17, in the Office of the Ohio County Clerk, and the Deed of Correction between Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal

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Company, LLC and Western Diamond, LLC, of record in Deed Book 369, page 759, in the Office of the Ohio County Clerk;
     (viii) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Diamond, LLC, dated May 31, 2007, of record in Deed Book 528, page 320, in the Office of the Muhlenberg County Clerk;
     (ix) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Diamond, LLC, dated May 31, 2007, of record in Deed Book 528, page 330, in the Office of the Muhlenberg County Clerk.
     (x) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated December 12, 2006, of record in Deed Book 524, page 505, in the Office of the Muhlenberg County Clerk;
     (xi) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC and Beaver Dam Coal Company to Western Land Company, LLC, dated December 12, 2006, of record in Deed Book 365, page 36, in the Office of the Ohio County Clerk;
     (xii) The Partial Assignment and Assumption of Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 524, page 523, in the Office of the Muhlenberg County Clerk, as amended and restated in Deed Book 527, page 186, in the Office of the Muhlenberg County Clerk;
     (xiii) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated November 20, 2006, of record in Deed Book 365, page 57, in the Office of the Muhlenberg County Clerk;
     (xiv) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, Ohio County Coal Company, LLC and Grand Eagle Mining, Inc. to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 367, page 1, in the Office of the Ohio County Clerk;
     (xv) The Corporation Special Warranty Deed from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 118, in the Office of the Muhlenberg County Clerk, as corrected by Deed of Correction dated September 30, 2007, of record in Deed Book 531, page 213, in the Office of the Muhlenberg County Clerk; and
     (xvi) The Partial Assignment and Assumption of Surface and Mineral Leasehold Estate from Central States Coal Reserves of Kentucky, LLC to Western Land Company, LLC, dated March 30, 2007, of record in Deed Book 527, page 161, in the Office of the Muhlenberg County Clerk.

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EXHIBIT B
TO PROMISSORY NOTE
DESCRIPTION OF PATRIOT NOTES
1.	Negotiable Promissory Note in the principal amount of Twenty Nine Million Dollars ($29,000,000.00) dated September 19, 2006, between Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, LLC and Western Diamond, LLC.
2.	Negotiable Promissory Note in the principal amount of Twenty Eight Million Five Hundred Sixteen Thousand Ninety Four Dollars ($28,516,094.00) dated November 30, 2006, between Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, LLC and Western Land Company, LLC.
3.	Negotiable Promissory Note in the principal amount of Thirty Two Million One Hundred Seventy Four Thousand Seven Hundred Thirty Two Dollars ($32,174,732.00) dated March 30, 2007, between Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, LLC and Western Diamond, LLC.
4.	Negotiable Promissory Note in the principal amount of Thirty Seven Million Ninety Five Thousand Dollars ($37,095,000.00) dated May 31, 2007, between Central States Coal Reserves of Kentucky, LLC, Beaver Dam Coal Company, LLC and Western Land Company, LLC.

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